EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Travelzoo Reports Strong Q2 2003 Results:
Record Revenues and Record Profit

NEW YORK, July 11, 2003 — Travelzoo Inc. (OTCBB:TVZO), the Internet’s largest publisher of sales and specials available directly from hundreds of travel companies, today reported record revenues and record profit for the second quarter ended June 30, 2003.

         Second Quarter 2003 Financial Highlights:

  Revenues increased by 94% from same period last year
  Net profit increased by 309% from same period last year
  Pre-tax profit margin now 24% of revenues

        Travelzoo Inc. reported revenues of approximately $4.3 million for the second quarter ended June 30, 2003, an increase of 94% over revenues of approximately $2.2 million for the same period last year, and a quarterly sequential increase of 16% over revenues of approximately $3.7 million for the quarter ended March 31, 2003.

        The company reported a record net income of $596,397 for the second quarter of 2003 compared to a net income of $145,880 for the same period in 2002. Net income per share for the second quarter of 2003 was $0.03 per basic and diluted share.

        Income before income taxes for the second quarter ended June 30, 2003 was $1,015,772 or 24% of revenues, compared to $246,848, or 11% of revenues, for the same period last year.

        For the first six months of 2003, revenues were approximately $8.0 million compared to approximately $4.2 million for the same period last year, a 92% increase. Net income per share for the first half of 2003 was $0.05 compared to $0.01 in the first half of 2002.

About Travelzoo

Travelzoo Inc. is the Internet’s largest publisher of sales and specials available directly from hundreds of travel companies. Travelzoo’s media products include the Travelzoo® website (www.travelzoo.com) and the Top 20® and Weekend.com® e-mail newsletters. Travelzoo lists sales and specials from more than 200 advertisers, including Air New Zealand, Alamo Rent A Car, American Airlines, American Express Travel, Avis Rent A Car, Carnival Cruise Lines, Fairmont Hotels & Resorts, Gate 1 Travel, Ian Schrager Hotels, InterContinental Hotels, JetBlue Airways, Kimpton Hotels, Liberty Travel, Lufthansa, Marriott, Omni Hotels, Pleasant Holidays, Royal Caribbean Cruises, Spirit Airlines, Starwood Hotels & Resorts, The Venetian, Travelocity, United Airlines, US Airways, Virgin Atlantic Airways and Wyndham Hotels & Resorts.

Certain statements contained in this press release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo is a registered trademark of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

Travelzoo Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Revenues	$ 4,291	$ 2,211	$ 8,005	$ 4,177

Cost of Revenues	81	86	164	172

Gross Profit	4,210	2,125	7,841	4,005
Operating Expenses:
Sales and Marketing	2,295	1,316	4,218	2,312
General and Administrative	903	563	1,960	1,125
Merger Expenses	--	--	--	54

Total Operating Expenses	3,198	1,879	6,178	3,491

Income from Operations	1,012	246	1,663	514
Interest Income	3	1	5	1

Income before Income Taxes	1,015	247	1,668	515

Income Taxes	419	101	687	233

Net Income	$ 596	$ 146	$ 981	$ 282

Basic Net Income per Share	$ 0.03	$ 0.01	$ 0.05	$ 0.01
Diluted Net Income per Share	0.03	0.01	0.05	0.01

Shares Used in Computing
Basic Net Income per Share	19,425	19,425	19,425	19,425
Shares Used in Computing
Diluted Net Income per
Share	20,499	19,425	20,502	19,425

Travelzoo Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2003	Dec. 31, 2002

Cash	$ 2,343	$ 1,258
Accounts Receivable, net	1,697	1,312
Deposits	108	22
Other Current Assets	140	115
Deferred Income Taxes	81	81

Total Current Assets	4,369	2,788

Deposits	--	65
Deferred Income Taxes	32	32
Property and Equipment, net	105	142
Intangible Assets, net	180	213

Total Assets	$ 4,686	$ 3,240

Accounts Payable	552	442
Accrued Expenses	836	548
Deferred Revenue	25	19
Income Tax Payable	501	440

Total Liabilities	1,914	1,449

Common Stock	194	194
Additional paid-in capital	(116)	(116)
Retained Earnings	2,694	1,713

Total Stockholders' Equity	2,772	1,791

Total Liabilities and
Stockholders' Equity	$ 4,686	$ 3,240